Exhibit 3

FORM OF SUPPORT AGREEMENT

October 17, 2007

SUPPORT AGREEMENT

TO:           GALENICA CANADA LTD.

Dear Sirs:

The undersigned shareholder of Aspreva Pharmaceuticals Corporation (the “Aspreva Shareholder”) understands that Galenica Canada Ltd. (“Galenica”) proposes to enter into an agreement (the “Combination Agreement”) with Aspreva Pharmaceuticals Corporation (“Aspreva”) pursuant to which Galenica will acquire all of the outstanding Common Shares in the capital of Aspreva (the “Aspreva Common Shares”), and all of the outstanding options to purchase Aspreva Common Shares (“Aspreva Options”) will be terminated and cancelled in exchange for a cash payment, under the plan of arrangement (the “Arrangement”), a draft of which is attached as Schedule D to the Combination Agreement.  Pursuant to the Arrangement, holders of Aspreva Common Shares will receive, in exchange for Aspreva Common Shares, cash consideration per Aspreva Common Share in the amount set forth in the Combination Agreement and holders of Aspreva Options will receive a cash payment in exchange for their Aspreva Options on the terms set out therein.

This Agreement sets out the terms and conditions of the agreement of the Aspreva Shareholder to take certain actions and to do certain things, including to vote or cause to be voted the Aspreva Common Shares and Aspreva Options, if any, owned by the Aspreva Shareholder, and the Aspreva Common Shares over which the Aspreva Shareholder has control or direction, in favour of the Arrangement Resolution approving the Arrangement.

All capitalized terms used but not defined in this Agreement have the meaning given to such terms in the Combination Agreement.

The Aspreva Shareholder acknowledges that Galenica would not enter into the Combination Agreement but for the execution and delivery of this Agreement by the Aspreva Shareholders.

As used herein, the term “Securities” means any securities of Aspreva that may be voted at the Aspreva Meeting (as hereinafter defined) including any Aspreva Options or securities that result from any reclassification, conversion, consolidation, subdivision or exchange of, or distribution or dividend on, the Aspreva Common Shares.

1.	Aspreva Shareholders Commitment in Favour of the Arrangement

1.1
Non-Solicitation.  Subject to the provisions of section 1.7, and provided that Galenica has entered into and complied in all material respects with its obligations under the Combination Agreement, the Aspreva Shareholder covenants and agrees in favour of Galenica that the Aspreva Shareholder shall not, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal.

1.2
Voting and Proxy.  Subject to the provisions of section 1.7, and provided that Galenica has entered into and complied in all material respects with its obligations under the Combination Agreement, the Aspreva Shareholder covenants and agrees in favour of Galenica to vote, or cause to be voted, all Securities held by the Aspreva Shareholder (including all Securities owned including at the date hereof, whether held directly, or indirectly, or beneficially, and including all Securities acquired by the Approved Shareholder, directly or indirectly, or beneficially, at any time prior to the Aspreva Meeting (as defined below) and including all other  Securities over which the Aspreva Shareholder has control or direction) (the “Subject Securities”) except for Subject Securities transferred by the Aspreva Shareholder pursuant to section 1.6 (A) in favour of (i) the Arrangement Resolution; and (ii) any Alternative Transaction (as defined below) at any extraordinary meeting or meetings (or adjournment or adjournments thereof) of holders of Securities to be held to consider the Arrangement or such Alternative Transaction (the “Aspreva Meeting”) and (B) against any Acquisition Proposal that shall be submitted for the vote or consent of the holders of Securities, including, in each case, in connection with any separate vote of any sub-group of holders of Securities that may be required to be taken and of which sub-group the Aspreva Shareholder forms a part.  In furtherance of the Aspreva Shareholder’s voting agreement in this section, the Aspreva Shareholder hereby revokes any and all previous proxies with respect to any of the Subject Securities and grants to Galenica and such individuals or corporations as Galenica may designate an irrevocable proxy to vote all of the Subject Securities in accordance with this section 1.2.

1.3
Change in Nature of Transaction.  Subject to the provisions of section 1.7, the Aspreva Shareholder covenants and agrees in favour of Galenica that if Galenica and Aspreva mutually agree that it is necessary or desirable to proceed with another form of transaction whereby Galenica or any of its affiliates would effectively acquire 100% of the Securities on economic terms and other terms and conditions (including, without limitation, any tax consequences to the Aspreva Shareholder) which, in relation to Aspreva and the Aspreva Shareholder, are no less favourable from a financial point of view and otherwise substantially equivalent to or better than those contemplated by the Combination Agreement (an “Alternative Transaction”), the Aspreva Shareholder will support the completion of such Alternative Transaction in the manner described in section 1.4.

1.4
Meeting of Holders of Securities of Aspreva.  Subject to the provisions of section 1.7, (a) if an Alternative Transaction involves a meeting or meetings of holders of Securities of Aspreva, the Aspreva Shareholder covenants and agrees in favour of Galenica to vote in favour of any matters necessary or ancillary to the completion of the transactions contemplated by the Alternative Transaction in the same manner, mutatis mutandis, as that referred to in section 1.2, and (b) if an Alternative Transaction includes the making of an offer by Galenica or any of its affiliates to acquire the outstanding Securities, the Aspreva Shareholder covenants and agrees in favour of Galenica to deposit or cause to be deposited the Subject Securities to such offer.

1.5
Change of References.  In the event Galenica and Aspreva mutually agree to proceed with any Alternative Transaction, the references in section 2.1 of this Agreement to “Arrangement” shall be deemed to refer to such Alternative Transaction and the representations, warranties and covenants in section 2.1 of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction and all references to the “Effective Date” herein shall also refer to the date of closing of the transactions contemplated by the Alternative Transaction.

1.6	Transfer of Shares. Subject to the provisions of section 1.7:

(a)
the Aspreva Shareholder covenants and agrees in favour of Galenica that, during the term of this Agreement, it will not, directly or indirectly sell, transfer or assign or agree to sell, transfer or assign or grant to any person any right or option to buy any of the Subject Securities or the voting rights attached thereto, without the prior written consent of Galenica, provided that such consent to transfer shall not be necessary if the transfer is to an affiliate of the Aspreva Shareholder where such affiliate executes an agreement on substantially the same terms as this Agreement, agreeing to be bound by the provisions of this Agreement, and

(b)
without limiting the generality of the foregoing, the Aspreva Shareholder agrees not to tender or otherwise deposit the Subject Securities to any tender offer or take-over bid made by any person other than Galenica.

1.7	Limits to Obligations of Aspreva Shareholder. For greater certainty, the obligations of the Aspreva Shareholder pursuant to this Agreement shall terminate at the time which is the earliest of:

(a)	the Effective Time; or

(b)	the time at which the Combination Agreement is terminated in accordance with its terms.

1.8
Exception.  If the Aspreva Shareholder is a director or officer of Aspreva, nothing contained in this Agreement will prevent the Aspreva Shareholder from acting in his or her capacity as a director or officer of Aspreva in accordance with the exercise of his or her fiduciary duties or other legal obligation to act in the best interests of Aspreva.  The foregoing shall not release any Aspreva Shareholder from acting in accordance with this Agreement in his or her capacity as a shareholder of Aspreva.

1.9
Exception.  Notwithstanding any other provisions hereof,  the Aspreva Shareholder shall not be obliged, and the holder of any proxy granted on behalf of the Aspreva Shareholder shall not be entitled, to vote the Subject Securities in the manner provided herein if at the time of such vote there shall be in force any order or decree of a Governmental Authority restraining or enjoining the Aspreva Shareholder or the holder of any proxy granted on behalf of the Aspreva Shareholder from voting the Subject Securities; provided that, such order or decree is not the result of any breach of representation, warranty, covenant or agreement of the Aspreva Shareholder in this Agreement, and provided further that the Aspreva Shareholder has notified Galenica of such order or decree, to the extent it is aware of same.

2.	General

2.1	Representations, Warranties and Covenants. By executing this Agreement, the Aspreva Shareholder represents, warrants and covenants to and with Galenica that:

(a)
the class and number of the Securities beneficially owned by the Aspreva Shareholder at the date hereof, whether directly or indirectly, and all Securities over which the Aspreva Shareholder has control or direction as of the date hereof, are as specified in Schedule A to this Agreement;

(b)
the Aspreva Shareholder has and will have the right to vote the Subject Securities at the Aspreva Meeting and the Subject Securities set forth on Schedule A  constitute all of the Securities owned beneficially and of record by the Aspreva Shareholder and any of his, her, or its affiliates and all of the Securities over which the Aspreva Shareholder and any of his or her affiliates has control or direction;

(c)	if the Aspreva Shareholder is a corporation, the Aspreva Shareholder is duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation;

(d)
the Aspreva Shareholders has the power and capacity to enter into, and to perform its obligations under, this Agreement, and the execution and delivery of this Agreement has been duly authorized by all necessary action on the part of each of the Aspreva Shareholder;

(e)
assuming the due authorization, execution and delivery of this Agreement by Galenica, this Agreement constitutes a valid and binding obligation of the Aspreva Shareholder enforceable against the Aspreva Shareholder in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency and similar laws of general application and the availability of equitable remedies; and

(f)
neither the entering into of this Agreement nor the performance by the Aspreva Shareholder of his, her, or its obligations under this Agreement will contravene, breach or result in any default under any agreement, arrangement, understanding or other legally binding commitments to which the Aspreva Shareholder is a party or by which the Aspreva Shareholder may be bound or, if the Aspreva Shareholder is a corporation, under its articles, by-laws, constating documents or other organizational documents.

The representations, warranties and covenants of the Aspreva Shareholder set forth in this section 2.1 will be true and correct on the date the Aspreva Meeting is held and on the Effective Date and shall survive the completion of the Arrangement and, notwithstanding such completion, will continue in full force and effect for one year after the Effective Date for the benefit of Galenica.

2.2	Representations and Warranties of Galenica. By executing this Agreement, Galenica represents, warrants and covenants to and with the Aspreva Shareholder that:

(a)	Galenica is duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation;

(b)
Galenica has the power and capacity to enter into, and to perform its obligations under, this Agreement, and the execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Galenica;

(c)
assuming the due authorization, execution and delivery of this Agreement by the Aspreva Shareholder, this Agreement constitutes a valid and binding obligation of Galenica, enforceable against Galenica in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency and similar laws of general application and the availability of equitable remedies; and

(d)
neither the entering into of this Agreement nor the performance by Galenica of its obligations under this Agreement will contravene, breach or result in any default under any agreement, arrangement, understanding or other legally binding commitments to which Galenica is a party or by which Galenica may be bound or under its articles, by-laws, constating documents or other organizational documents.

2.3	Time of the Essence. Time shall be of the essence of this Agreement.

2.4
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of the parties attorns to the non-exclusive jurisdiction of the Province of British Columbia for all purposes hereof.

2.5
Specific Performance and Other Equitable Rights.  The Aspreva Shareholder recognizes and acknowledges that a breach by it of any of its covenants or agreements contained in this Agreement will cause Galenica to sustain injury for which Galenica would not have an adequate remedy at law for money damages.  Therefore, the Aspreva Shareholder agrees that in the event of such breach, Galenica shall be entitled to the remedy of specific performance of such covenant or agreement and to preliminary and permanent injunctive and other equitable relief, in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

2.6
Counterparts. This Agreement may be executed and delivered (including by facsimile transmission)  in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Signatures of the parties hereto (or their authorized signatories, as applicable) transmitted by  facsimile or electronic transmission will be deemed to be their original signatures for all purposes and may be used in lieu of an originally signed Agreement for all purposes.

2.7
Further Assurances. The Aspreva Shareholder, on the one hand, and Galenica, on the other hand, will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other party may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

2.8
Severability. If any term, condition or provision in this Agreement is determined to be void or unenforceable in whole or in part, such term, condition or provision shall be severable from all other terms, conditions and provisions hereof and shall not affect or impair the validity of any other term, condition or provisions hereof.

If the terms and conditions of this letter are acceptable to you, please indicate your acceptance by dating and signing the same as noted above.

Yours very truly,

___________________________
«First_Name»

____________________________                                        October ___, 2007
(Signature)                                                                                (Date)

The undersigned agrees with and accepts the terms of this letter Agreement.

GALENICA CANADA LTD.

By: ___________________________
      (Signature)

Its:  ___________________________
      (Title)

SCHEDULE A

No. of Aspreva Common Shares beneficially owned, directly or indirectly, by the Aspreva Shareholder

«Shares_Beneficially_Held»

No. of Aspreva Common Shares over which control or direction is exercised by the Aspreva Shareholder

«Common_Shares»

No. of Aspreva Options held by the Aspreva Shareholder

«Options»